Exhibit 16.1

April 27, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Jumei International Holding Limited (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F, as part of the Annual Report on Form 20-F of Jumei International Holding Limited dated April 27, 2018. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/PricewaterhouseCoopers Zhong Tian LLP

Beijing, the People's Republic of China